                                                                  EXHIBIT 2.23

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                                  BILL OF SALE
                                       AND
                            ASSET PURCHASE AGREEMENT


                                  by and among


                           PARK INFUSION SERVICES, LP,
                           a Texas limited partnership
                                    ("Buyer")



            AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.,
                             a Louisiana corporation
                                    ("AASI")


                                       and

                                   PRN, INC.,
                               a Texas corporation
                                     ("PRN")
                 (PRN and AASI are herein sometimes collectively
                            referred to as "Sellers")


                                       and


                                 AMEDISYS, INC.,
                             a Delaware corporation
                                   ("Parent")



   Executed on August 10, 2000, but Effective as of August 1, 2000, 12:01 p.m.
                             Central Standard Time

================================================================================


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                                TABLE OF CONTENTS


                                                                                                           PAGE
                                                                                                           ----
1.  Purchase and Sale of Purchased Assets....................................................................1

2.  Excluded Assets..........................................................................................4

3.  Assignment of Seller Contracts, Leases, Licenses and Permits.............................................4

4.  Assumption of Certain Liabilities........................................................................5

5.  Purchase Price; Manner of Payment; Allocation; Other Consideration.......................................7

6.  Time and Place of Closing................................................................................8

7.  Representations and Warranties of Seller and Parent.....................................................11

8.  Representations of Parent...............................................................................18

9.  Covenants...............................................................................................19

10. Survival................................................................................................23

11. Indemnification by Seller and Parent; Offset; Third-Party Claims........................................23

12. Indemnification by Buyer; Offset; Third-Party Claims....................................................27

13. Parent's Guarantee of Obligations.......................................................................29

14. Bill of Sale; Assumption of Liabilities.................................................................29

15. Expenses; Brokers.......................................................................................30

16. Severable Provisions....................................................................................30

17. Enforceability..........................................................................................30

18. Arbitration.............................................................................................30

19. Governing Law...........................................................................................32

20. Definition of Knowledge.................................................................................32

21. Entire Agreement........................................................................................32





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AND AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.) - PAGE i




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
22. Construction............................................................................................32

23. Further Assurances......................................................................................32

24. Press Release or Public Statements......................................................................33

25. Successors and Assigns..................................................................................33

26. Amendment, Modification or Waiver.......................................................................33

27. Headings................................................................................................33

28. Notices.................................................................................................33

29. Counterparts............................................................................................34

30. Execution by Facsimile; Delivery of Original Signed Agreement...........................................35





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AND AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.) - PAGE ii




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                    BILL OF SALE AND ASSET PURCHASE AGREEMENT


     THIS BILL OF SALE AND ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered on this ___ day of August, 2000 (the "Execution Date"), but effective as of 12:01 Central Standard Time, August 1, 2000 (the "Effective Date") by and among PARK INFUSION SERVICES, LP, a Texas limited partnership ("Buyer"), AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC., a Louisiana corporation ("AASI"), and PRN, INC., doing business as HOME IV THERAPY and AMEDISYS ALTERNATIVE-SITE INFUSION THERAPY SERVICES, a Texas corporation (AASI and PRN are herein sometimes collectively referred to as the "Sellers") and AMEDISYS, INC., a Delaware corporation ("Parent").

                                    RECITALS:

     A. PRN is engaged in the business of providing infusion therapy services administered in alternative sites, such as ambulatory infusion centers and/or homes, in the State of Texas and in providing pharmaceutical drugs to other persons and/or facilities ("PRN Business").

     B. AASI is engaged in the business of providing infusion therapy services administered in alternative sites, such as ambulatory infusion centers and/or homes of patients, in the States of Florida and Texas and in providing pharmaceutical drugs to other persons and/or facilities, (collectively "AASI Business"). (The PRN Business and AASI Business are herein sometimes collectively referred to as the "Business").

     C. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, certain of Sellers' respective assets used in the Business, free and clear of any and all liens, claims, charges, liabilities, encumbrances and security interests of whatsoever kind and nature, except only for the Assumed Liabilities (as hereinafter defined), upon the terms and conditions set forth in this Agreement.

     D. Parent is the sole shareholder of AASI, and AASI is the sole shareholder of PRN, and Parent desires to cause each of the Sellers to perform their respective obligations under this Agreement and to make certain representations and warranties to Buyer in connection with the transactions contemplated by this Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants set forth below and other good and valuable consideration, the parties hereby agree as follows:

     1. PURCHASE AND SALE OF PURCHASED ASSETS. Subject to the terms and conditions of this Agreement and the Operative Documents (defined herein), each Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby purchases and accepts from each


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AND AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.) - PAGE 1



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Seller, free and clear of any and all liens, claims, charges, liabilities, encumbrances and security interests of whatsoever kind and nature, except only the Assumed Liabilities, all of the following assets (collectively, the "Purchased Assets") in effect and existence as of the Effective Date:

          (a) EQUIPMENT. All furniture, office furniture, appliances, fixtures, equipment, office equipment, computer hardware, machinery, parts and tools, whether owned, leased or used by each Seller in the Business (the "Equipment"), including, but not limited to, the Equipment described in
     Schedule 1(a)(i) and Schedule 1(a)(ii) attached hereto and incorporated herein for all purposes;

          (b) INVENTORY. All inventory and supplies on hand and/or in transit and used in the Business by each Seller, whether damaged or otherwise unsaleable (the "Inventory"), including, but not limited to, the Inventory set forth on Schedule 1(b)(i) and Schedule 1(b)(ii) attached hereto and incorporated herein for all purposes;

          (c) CONTRACTS. All of each Seller's service and provider contracts and all other business contracts, arrangements and other agreements to which the applicable Seller is a party or that are required or beneficial for Buyer's operation of the Business (the "Contract(s)"), including, but not limited to, the Contracts set forth on Schedule 1(c)(i) and Schedule 1(c)(ii) attached hereto and incorporated herein for all purposes;

          (d) INTELLECTUAL PROPERTY AND INTANGIBLE ASSETS. All intellectual property rights owned by or licensed to each Seller, including, but not limited to, all patents, know-how, unpatented inventions, trade secrets, business and marketing plans, copyrights, all registered or unregistered trademarks, service marks and trade names, computer software, all names and slogans used by each Seller in the conduct of the Business, all applications for any of the above and any right to recovery for infringement thereof (including past infringement) and any and all goodwill associated therewith or connected with the use thereof (the "Intellectual Property"). The Intellectual Property shall include, but not be limited to, all right, title and interest in and to the names, "PRN, Inc.," "Alternate-Site Infusion Therapy," "Alternative-Site Infusion Therapy" and/or "Home IV Therapy" and any derivations of any such names. All intangible assets of the Business, including, but not limited to, all computer records, technology, proprietary information, know-how, ideas, licenses, processes, formulas, software, computer programs, covenants by others not to compete, each Seller's rights to email addresses, Internet domain names, URLs, web sites and such other computer records, computer numbers and passwords used by each Seller or Parent in connection with the Business and such privileges, registrations or applications for registrations of any of the foregoing, and any right to recovery for infringement thereof (including past infringement) and any and all goodwill associated therewith or connected with the use thereof, including those that are listed on Schedule 1(d)(i) and Schedule 1(d)(ii) attached hereto and incorporated herein for all purposes, but excluding for all purposes, Parent's e-mail addresses, Internet domain names, URLs and web sites, except to the extent used in connection with the Business;


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AND AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.) - PAGE 2


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          (e) LICENSES, PERMITS AND APPROVALS. All of each Seller's licenses, permits, approvals and authorizations of whatsoever kind and type, governmental or private, issued, applied for, or pending used by, related to or required of the applicable Seller in the conduct of the Business and/or the Purchased Assets (the "Licenses and Permits"). Schedule 1(e)(i) and Schedule 1(e)(ii) attached hereto and incorporated herein contains a complete list of all Licenses and Permits;

          (f) CAPITAL AND OPERATING LEASES. All of each Seller's right, title, interest and equity in and to and under the leases identified on Schedule 1(f)(i) and Schedule 1(f)(ii) attached hereto and incorporated herein for all purposes (collectively, the "Leases"), including, but not limited to, all deposits and prepaid expenses related to all of the Leases;

          (g) TELEPHONE AND FACSIMILE NUMBERS. All telephone and facsimile numbers used by each Seller, including, but not limited to, those telephone and facsimile numbers listed on Schedule 1(g)(i) and Schedule 1(g)(ii) attached hereto and incorporated herein for all purposes;

          (h) CUSTOMER AND SUPPLIER LISTS. All of each Seller's customer and supplier lists and all of each Seller's mailing lists, true, correct and complete copies of which are attached hereto as Schedule 1(h)(i) and
     Schedule 1(h)(ii) and incorporated herein for all purposes, and all of each Seller's customer, supplier and patient records related to the Business;

          (i) BOOKS AND RECORDS. Except as set forth in Section 2 hereof, all books and records regarding the Business of each Seller, including, without limitation, inventory, maintenance, patient lists and patient books and records, and asset history records and employee records, but excluding all tax records; provided, however, that access thereto shall be provided to Buyer pursuant to Section 9(g) hereof;

          (j) GOODWILL. The goodwill of each Seller's Business or associated with the Purchased Assets;

          (k) DEPOSITS AND PREPAID EXPENSES. All of each Seller's right, title, interest and equity in and to deposits and prepaid expenses, including without limitation those deposits and prepaid expenses set forth on
     Schedule 1(k)(i) and Schedule 1(k)(ii) attached hereto and incorporated herein for all purposes (the "Deposits");

          (l) CLAIMS AND RIGHTS. All of each Seller's claims and rights associated in any way with the Purchased Assets, including, without limitation, the Contracts and the Leases; and

          (m) OTHER PROPERTY. All other or additional privileges, rights, interests, properties and assets of every kind and description and wherever located, that are used or


BILL OF SALE AND ASSET PURCHASE AGREEMENT (AMEDISYS, INC., PRN, INC., AND AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.) - PAGE 3
     intended for use in connection with, or that are necessary to the continued conduct of each Seller's Business.


     2. EXCLUDED ASSETS. The following assets shall be excluded from the purchase and sale contemplated by this Agreement in effect and as in existence on the Effective Date (collectively, the "Excluded Assets"):

          (a) CASH. All of each Seller's cash on hand and in banks;

          (b) BANK ACCOUNTS. All right, title and interest in and to each Seller's bank accounts;

          (c) ACCOUNTS RECEIVABLE. All accounts receivable of each Seller;

          (d) RIGHTS HEREUNDER. All of each Seller's rights under this Agreement;

          (e) CORPORATE DOCUMENTS. All of each Seller's corporate charter documents, minute and stock record books and corporate seals;

          (f) EMPLOYER IDENTIFICATION NUMBER. Each Seller's tax identification number; and

          (g) SPECIFICALLY LISTED ASSETS. In addition to those items generally described in Sections 2(a)-(f) herein and without limiting the generality of the foregoing, those assets that are specifically identified on Schedule 2(g)(i) and Schedule 2(g)(ii) attached hereto and incorporated herein for all purposes.

     3.   ASSIGNMENT OF SELLER CONTRACTS, LEASES, LICENSES AND PERMITS.

          (a) Notwithstanding the foregoing, this Agreement shall not constitute an agreement to assign or transfer any Contract and/or Lease if an assignment or transfer, or an attempt to make such assignment or transfer, without the consent of the third party, would constitute a breach or violation thereof or affect adversely the rights of Buyer or any Seller thereunder; and any transfer or assignment to Buyer by any Seller of any interest under any such Contract or Lease hereunder that requires the consent or approval of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained before the Closing Date (defined herein), and if the failure to obtain the consent or approval prior to the Closing Date has been waived, the applicable Seller shall continue to use its best efforts to obtain any such consent or approval after the Closing Date until such time as such consent or approval is obtained, and such Seller shall cooperate with Buyer in any lawful and economically feasible arrangement to provide that Buyer shall receive the interest of such Seller and all benefits under any such Contract or Lease, including without limitation, performance by such Seller as agent if economically feasible.




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AND AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.) - PAGE 4




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          (b) Notwithstanding the foregoing, this Agreement shall not constitute an agreement to assign or transfer any License and/or Permit if an assignment or transfer, or an attempt to make such assignment or transfer, without the consent or approval of the third party, would constitute a breach or violation thereof or affect adversely the rights of Buyer or any Seller thereunder; and any transfer or assignment to Buyer by any Seller of any interest under any such License or Permit hereunder that requires the consent or approval of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained prior to the Closing Date and if failure to obtain the consent or approval prior to the Closing Date has been waived, the applicable
     Seller shall continue to use its best efforts to obtain any such consent or approval after the Closing Date until such time as such consent or approval is obtained, and such Seller shall cooperate with Buyer in any lawful and economically feasible arrangement to provide that Buyer shall receive the interest of such Seller and all benefits under any such License or Permit, including without limitation, performance by such Seller as agent if economically feasible.

     4.   ASSUMPTION OF CERTAIN LIABILITIES.

          (a) ASSUMED LIABILITIES. Buyer hereby assumes and agrees to undertake, pay, perform and/or discharge only (i) the Liabilities arising from and after the Closing Date pursuant to the Contracts set forth on Schedule 1(c)(i) and Schedule 1(c)(ii) attached hereto and the Leases set forth on
     Schedule 1(f)(i) and Schedule 1(f)(ii) attached hereto, but in each case only to the extent the Contract and/or Lease is not in default and only to the extent that the Liability relates to the performance of the applicable Contract and/or Lease by Buyer or its assignee after the Closing and from a set of circumstances that began after the Closing, and (ii) the monthly lease rentals related to the Leases arising from and after the Effective Date, but in each case only to the extent the Lease is not in default and only to the extent that the monthly lease rental relates solely to the period after the Effective Date (iii) any expenses incurred to purchase inventory for the period after the Effective Date (with the understanding that all purchases of inventory on or after the Effective Date shall be owned by the Buyer), and (iv) any liabilities related to wages and/or salaries of the Employees (who are Employees during the period between the Effective Date and the Closing Date) incurred after the Effective Date (collectively, the "Assumed Liabilities"). For purposes of this Agreement, the term "Liability" shall mean any commitments, debts, liabilities, obligations (including contract and capitalization lease obligations), indebtedness, accounts payable, accrued expenses of any nature whatsoever, losses, damages and costs (whether any of the foregoing are known or unknown, secured or unsecured, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated and/or due or to become due), including any liability or obligation for Taxes.

          (b) NO THIRD PARTY BENEFICIARIES OR EXPANSION OF RIGHTS. Notwithstanding anything contained herein to the contrary, nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon, or give to, any person, partnership,



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AND AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.) - PAGE 5





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     corporation or other entity other than Sellers and Parent, any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all the terms, covenants and conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of Sellers and Parent.

          This Agreement shall, in all events, be construed so that the assumption by Buyer of the Assumed Liabilities, and the delegation thereof by the Sellers, shall in no way expand or increase the rights and/or remedies of any third party against either Buyer or any Seller as compared to the rights and/or remedies that such third party would have had against any Seller had Buyer not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of the Assumed Liabilities shall not create any third party beneficiary rights.

          (c) LIABILITIES NOT ASSUMED BY BUYER. Anything in this Agreement to the contrary notwithstanding, each of the Sellers and Parent shall be responsible for all of their respective Liabilities and obligations, which includes all Liabilities, related in any respect to the Business and/or the Purchased Assets and/or any of the Sellers, but excluding solely the Assumed Liabilities (collectively, the "Excluded Liabilities"), and Buyer shall not assume, or in any way be liable or responsible for, any of such Excluded Liabilities. Without limiting the generality of the foregoing, the Excluded Liabilities shall also include the following:

               (i) any Liability or obligation of each of the Sellers or Parent arising out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, or any Tax Liabilities so arising;

               (ii) any Liability or obligation of each of the Sellers that is specifically retained by the Sellers pursuant to this Agreement, including, without limitation, the Excluded Liabilities;

               (iii) any Liability or obligation of each of the Sellers or Parent, or any consolidated group of which the Sellers are a member, for any foreign, federal, state, commonwealth, county or local taxes of any kind or nature, or any taxes levied by any other legitimate taxing authority, or any interest or penalties thereon, including, without limitation, any sales or use tax obligations applicable to the transfer of the Purchased Assets or the transfer of the Contracts and/or Leases as contemplated by this Agreement, it being hereby agreed by the parties hereto that such obligations shall be paid by the Sellers and Parent, on a joint and several basis;

               (iv) any Liabilities with respect to any claims, suits, actions or causes of action arising out of the operation of the Business on or prior to the Closing Date; and


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AND AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.) - PAGE 6

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               (v) any Liabilities with respect to each of the Sellers' Benefit
          Plans (defined herein) and/or Benefit Arrangements (defined herein) arising on or prior to the Closing Date.

          (d) PAYMENT OF EARNED PAYROLL AND PAID TIME OFF. Prior to or at the Closing (as hereinafter defined), or if the Closing does not occur on a day which is a normal date on which payroll is paid by the Sellers to its employees, then on the first normal payroll date following the Closing (the "Normal Payroll Date"), each Seller shall have paid to its Employees (defined in Section 7(l) herein) all earned payroll, earned through the "paid-time off bank" (the "PTO Bank") (collectively, the "Earned Employees Benefits") and associated taxes to which such Employees are entitled prior to and through the Effective Date.

     5. PURCHASE PRICE; MANNER OF PAYMENT; ALLOCATION; MONITORING OF CASH RECEIPTS.

          (a) PURCHASE PRICE AND MANNER OF PAYMENT. In addition to the Other Consideration (defined herein) set forth in Section 5(c) herein, the total purchase price for the Purchased Assets (the "Purchase Price") and the covenants of each of the Sellers and Parent shall be One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) to be paid to the Sellers by wire transfer at the Closing, to the account or accounts designated in writing by the Sellers to Buyer, as follows:

          (i) to AASI, the sum of              $ 1,049,490.00

          (ii) to PRN, the sum of              $   700,510.00

          (b) PURCHASE PRICE ALLOCATION. The parties shall allocate the Purchase Price, among the Purchased Assets as set forth in Schedule 5(c) attached hereto (the "Allocation"). Buyer and each Seller agree to report the transactions set forth herein for federal and state tax purposes in accordance with the Allocation, including, but not limited to, for purposes of filing IRS Form 8594, and on a timely manner (including any and all permitted extensions)

          (c) POST-CLOSING ADJUSTMENTS. The parties clearly understand that the Sellers are transferring the Business effective as of the Effective Date, although the Business will be managed and/or operated by the Sellers from the Effective Date until and including the Closing Date. In accordance therewith, the Sellers are entitled to all Accounts Receivables prior to the Effective Date and/or cash received with respect to the Accounts Receivables generated prior to the Effective Date. The Buyers are entitled to all Accounts Receivable generated on and after the Effective Date and all proceeds received in connection therewith. It is further understood that the Seller may pay for certain items that are Assumed Liabilities. In connection therewith, the parties agree to meet on a mutually agreed upon date within thirty (30) days after the


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AND AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.) - PAGE 7

     Closing Date to account for the obligations of each party to the other party. In addition to other mutually agreed amounts to be transferred between Seller and Buyer, the parties agree as follows:

          (i) The Buyer shall be responsible for reimbursing Sellers for all expenses paid by either of the Sellers on or after the Effective Date and before the Closing Date which are attributable to the Business on or after the Effective Date, including without limitation, all salaries and wages and related taxes incurred during the month of August and thereafter and paid by the Sellers and/or the rent paid by either of the Sellers on any of the Leases for equipment and/or leased space for the month of August and that are related to the Purchased Assets; and

          (ii) The Seller shall be responsible for paying Buyer for any cash or cash equivalents received by the Sellers for services rendered or products provided that are received and are attributable to the Business on or after the Effective Date and before the Closing Date but excluding any payments or portions thereof that are received and are attributable to accounts receivables earned prior to the Effective Date.

          (d) MONITORING OF CASH RECEIPTS. The parties understand that checks and/or other forms of money may inadvertently be sent to the wrong party. Each of the Sellers and/or Parent, on the one hand (and with respect to the Parent, to the extent related to the Business and/or the Purchased Assets), and the Buyer, on the other hand, agree to work efficiently and expediently to resolve this problem and related issues during the period beginning with the Execution Date and ending six (6) months thereafter (the "Monitoring Period"), and agree to do the following during the Monitoring Period:


               (i) the parties shall each appoint a point person who would be the person acting on behalf of such party to facilitate the resolution of problems;

               (ii) effective as of the Closing Date, the parties shall provide to the other party a weekly report detailing a listing of all receipts by such party, including the name of the patient and/or customer, the payor, the invoice numbers and accompanied by the explanation of benefits (the "EOBs") related to such invoices, and any other information reasonably requested by such party; and

               (iii) upon notification by one party that there might be a problem with the listing or related issues, the parties agree to commit their resources to resolve any differences within forty-eight
          (48) hours.



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AND AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.) - PAGE 8

         6. TIME AND PLACE OF CLOSING. The transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") held on the date that the parties agree to next after the Buyer has secured its financing (the "Closing Date") at the Dallas, Texas offices of Bracewell & Patterson, LLP, or at such other place or in such other manner as the parties may mutually designate, and shall be effective on the Effective Date, unless otherwise specifically provided herein. In connection with such Closing, all of the following transactions were considered to have taken place simultaneously and no delivery or payment was considered to have been made until all transactions taken at the Closing had been completed:

          (a) PRN has duly executed and/or delivered to Buyer, as part of the Operative Documents (defined below), the following:

               (i) this Agreement;

               (ii) a Certificate duly executed by the Secretary of PRN that certifies (A) the due adoption by the Board of Directors and the sole shareholder of PRN of resolutions attached to such Certificate authorizing the execution of this Agreement and the Operative Documents and the taking of all actions contemplated hereby or thereby; (B) the incumbency and true signatures of those officers of PRN duly authorized on its behalf in connection with the documents and transactions referred to in (A) above; and (C) that the copy of the Articles of Incorporation and Bylaws of PRN attached to such Certificate are true and correct copies thereof and that such Articles and Bylaws have not been amended or modified in any way except as reflected in such copies;

               (iii) An opinion of counsel for PRN in form and substance satisfactory to counsel for Buyer in the form of Exhibit A hereto;

               (iv) All of the consents of third persons necessary to effectuate the valid assignment to Buyer of the Contracts, Leases, Licenses and Permits to which PRN is a party or by which it or its assets are bound shall have been obtained in a form reasonably satisfactory to Buyer, without any diminution of the value of the Purchased Assets.

               (v) All UCC-3s or other financing statements necessary to release any liens and/or any other encumbrances on the Purchased Assets; and

               (vi) all other documents or certificates, instruments and other items necessary to effect the transactions contemplated hereby.

          (b) AASI has duly executed and/or delivered to Buyer, as part of the Operative Documents, the following:





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               (i) this Agreement;

               (ii) a Certificate duly executed by the Secretary of AASI that certifies (A) the due adoption by the Board of Directors and the sole shareholder of AASI of resolutions attached to such Certificate authorizing the execution of this Agreement and the Operative Documents and the taking of all actions contemplated hereby or thereby; (B) the incumbency and true signatures of those officers of AASI duly authorized on its behalf in connection with the documents and transactions referred to in (A) above; and (C) that the copy of the Articles of Incorporation and Bylaws of AASI attached to such Certificate are true and correct copies thereof and that such Articles and Bylaws have not been amended or modified in any way except as reflected in such copies;

               (iii) An opinion of counsel for AASI in form and substance satisfactory to counsel for Buyer in the form of Exhibit A hereto;

               (iv) All of the consents of third persons necessary to effectuate the valid assignment to Buyer of the Contracts, Leases, Licenses and Permits to which AASI is a party or by which it or its assets are bound shall have been obtained in a form reasonably satisfactory to Buyer, without any diminution of the value of the Purchased Assets;

               (v) All UCC-3s or other financing statements necessary to release any liens and/or other encumbrances on the Purchased Assets; and

               (vi) all other documents or certificates, instruments and other items necessary to effect the transactions contemplated hereby.

          (c) Parent has duly executed and/or delivered to Buyer, as part of the Operative Documents, the following:

               (i) this Agreement;

               (ii) a Certificate duly executed by the Secretary of Parent that certifies (A) the due adoption by the Board of Directors of Parent of resolutions attached to such Certificate authorizing the execution of this Agreement and the Operative Documents and the taking of all actions contemplated hereby or thereby; (B) the incumbency and true signatures of those officers of Parent duly authorized on its behalf in connection with the documents and transactions referred to in (A) above; and (C) that the copy of the Articles of Incorporation and Bylaws of Parent attached to such Certificate are true and correct copies thereof and that such Articles and Bylaws have not been amended or modified in any way except as reflected in such copies;



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               (iii) an opinion of counsel for Parent in form and substance satisfactory to counsel for Buyer in the form of Exhibit A hereto;

               (iv) all consents and/or approvals necessary from any third parties, including, without limitation, any financial institutions, to consummate the transactions contemplated by this Agreement; and

               (v) all other documents or certificates, instruments and other items necessary to effect the transactions contemplated hereby.

          (d) Buyer has duly executed and/or delivered to Sellers and/or Parent as part of the Operative Documents, the following:

               (i) the Purchase Price;

               (ii) a Certificate duly executed by the Secretary of Buyer that certifies (A) the due adoption by the General Partner of Buyer of resolutions attached to such Certificate authorizing the execution of this Agreement and the Operative Documents and the taking of all actions contemplated hereby or thereby; (B) the incumbency and true signatures of those representatives of Buyer duly authorized on its behalf in connection with the documents and transactions referred to in (A) above; and (C) that the copy of the Partnership Agreement of Buyer attached to such Certificate is a true and correct copy thereof, and that the Partnership Agreement has not been amended or modified in any way except as reflected in such copies; and

               (iii) an opinion of counsel for Buyer in form and substance satisfactory to counsel for PRN, AASI and Parent in the form of Exhibit C hereto.

          (e) At the Closing, and at all times thereafter as may be necessary, each of the Sellers and Parent shall execute and deliver to Buyer such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Buyer title to the Purchased Assets and to comply with the purposes and intent of this Agreement. Further, each of the parties hereto agrees to cooperate fully with each other and with the other party's respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations hereunder and all parties agree to use their reasonable best efforts to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.




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     7. REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT. Each of the
Sellers and Parent jointly and severally represent and warrant to Buyer that the following were true, complete and correct as of the Effective Date of this Agreement and are true, complete and correct as of the Execution Date and Closing Date of this Agreement:

          (a) ORGANIZATION, EXISTENCE AND GOOD STANDING.

               (i) AASI is a corporation duly formed, validly existing and in good standing under the laws of the State of Louisiana and is duly qualified as a foreign corporation to do business in each other jurisdiction where the nature of its activities makes such qualification necessary. AASI has the corporate power and authority to own and lease all of the properties and assets now owned and leased and to carry on its business as now being conducted.

               (ii) PRN is a corporation duly formed, validly existing and in good standing under the laws of the State of Texas and is duly qualified as a foreign corporation to do business in each other jurisdiction where the nature of its activities makes such qualification necessary. PRN has the corporate power and authority to own and lease all of the properties and assets now owned and leased and to carry on its business as now being conducted.

          (b) CAPITAL STOCK; OWNERSHIP.

               (i) AASI has authorized capital stock consisting of ten thousand (10,000) shares of common stock, par value one-tenth of One Cent ($0.001) per share, of which Ten Thousand (10,000) shares are presently issued and outstanding and are all held beneficially and of record by Parent. There are no other authorized or outstanding securities of AASI, of any class, kind or character. There are no outstanding subscriptions, options, warrants or other rights, agreements or commitments obligating AASI to issue any additional shares of capital stock of AASI, or any options or rights with respect thereto, or any securities convertible into or exchangeable for any shares of capital stock of AASI.

               (ii) PRN has authorized capital stock consisting of five hundred thousand (500,000) shares of common stock, par value One Cent ($0.01) per share, of which Ninety-Five Thousand (95,000) shares are presently issued and outstanding and are all held beneficially and of record by AASI. There are no other authorized or outstanding securities of PRN, of any class, kind or character. There are no outstanding subscriptions, options, warrants or other rights, agreements or commitments obligating PRN to issue any additional shares of capital stock of PRN, or any options or rights with respect thereto, or any securities convertible into or exchangeable for any shares of capital stock of PRN.


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               (iii) AASI is the sole shareholder of PRN. AASI has good and marketable title and rightful possession of all of the shares of capital stock of PRN, free and clear of any and all liens, claims, charges, encumbrances and security interests of any nature or type whatsoever, except as specifically described in Schedule 7(b)(iii) attached hereto and incorporated herein for all purposes.

          (c) ENFORCEABILITY AND AUTHORITY. This Agreement and the other documents and instruments executed by each of the Sellers and/or Parent and/or each of the Named Individuals in connection herewith (collectively, the "Operative Documents," including, without limitation, this Agreement) to which it is a party have been duly executed and delivered by each of the Sellers and constitute a legal, valid and binding obligation of each of the Sellers, enforceable against each of the Sellers in accordance with their respective terms. Each of the Sellers has full power, capacity and authority (both legal and corporate) to execute and deliver this Agreement and the Operative Documents, and to perform its obligations hereunder and thereunder, and all required approvals of the Board of Directors of each of the Sellers and the shareholders of each Seller have been duly and properly obtained. No other corporate action on the part of any Seller is necessary to authorize the transactions contemplated hereby.

          (d) TITLE. Each of the Sellers has good and marketable title to the Purchased Assets owned by such Seller, free and clear of any and all liens, claims, charges, liabilities, encumbrances and security interests of every kind and nature, except only for the Assumed Liabilities.

          (e) CONDITION OF EQUIPMENT AND INVENTORY. Except as otherwise specifically noted on Schedule 1(a)(i) and Schedule 1(a)(ii) and
          Schedule 1(b)(i) and Schedule 1(b)(ii) attached hereto, the Equipment and Inventory set forth therein, respectively, constitute all material tangible personal property used by each Seller in the Business and/or necessary for the Business and is sufficient to enable Buyer to conduct the Business in the same manner after the Closing as each Seller operated and conducted the Business immediately prior to the Closing. Except as otherwise specifically noted on Schedule 1(a)(i) and Schedule 1(a)(ii) attached hereto, all Equipment is in good working condition and repair, and is in operating condition, subject to normal wear and tear, and is adequately insured against damage and loss through the Closing Date. The Inventory is free from defects in materials and workmanship except with respect to items of Inventory that are indicated as being "below quality" or "non-saleable" on Schedule 1(b)(i) and Schedule 1(b)(ii) attached hereto. All Equipment and Inventory is located at the locations set forth on Schedule 7(e)(i) and Schedule 7(e)(ii) attached hereto.

          (f) TAXES. Each Seller has properly completed and filed in correct form and on a timely basis all tax returns, and other required tax forms, with respect to all




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          sales, excise, transaction privilege, business license, employment, withholding, income, franchise and real and personal property taxes, and all other local, state and federal taxes (collectively, the "Taxes") that are required of any Seller to be filed prior to the Closing or for any period relating on or before the Closing, and has timely paid all Taxes and all assessments of every kind and nature owing by any Seller as such Taxes and assessments have accrued and/or become due or payable.

          (g) CONFLICTS; CONSENTS. Except as set forth on Schedule 7(g)(i) and
          Schedule 7(g)(ii) attached hereto, neither the execution and delivery of this Agreement and/or the Operative Documents, nor the consummation of the transactions contemplated hereby or thereby will conflict with, violate or result in a breach of or default under (with or without the giving of notice or the passage of time, or both): (i) the Articles of Incorporation or the Bylaws of any of the Sellers; (ii) any License, Permit, instrument, contract or agreement (including any Contract and/or Lease) to which any Seller is a party or is subject or by which any Seller or any of the Purchased Assets are bound; or (iii) any law, order, rule, regulation, writ, injunction or decree that is applicable to any Seller, or that may affect any of the Purchased Assets. Neither the execution and delivery of this Agreement, nor of any of the Operative Documents, nor the consummation by any Seller or Parent of the transactions contemplated hereby or thereby, will require any consent or approval of, or any filing with, any entity or other person, including any governmental entity or body, except as set forth on Schedule 7(g)(i) and Schedule 7(g)(ii) attached hereto and incorporated herein.

          (h) CREDITORS OF SELLERS. Schedule 7(h)(i) and Schedule 7(h)(ii) attached hereto lists all of each Seller's creditors (the "Creditors"), the Creditors' current addresses and the balance due to each of the Creditors, as of the date hereof.

          (i) SOLE NAMES. The names under which each of the Sellers has conducted the Business is as follows: (i) for AASI - Amedisys Alternate-Site Infusion Therapy Services, Inc., and (ii) for PRN-PRN, Inc., Home IV Therapy (an inactive d/b/a), and Amedisys
          Alternative-Site Infusion Therapy Services (an active d/b/a).

          (j) LITIGATION AND RELATED MATTERS. Set forth on Schedule 7(j)(i) and
          Schedule 7(j)(ii) attached hereto is a list of (i) all actions, suits, proceedings, investigations or grievances pending against each of the Sellers and, if related in any respect to the Business or the ability of Parent to perform under this Agreement, Parent, or, to the knowledge of any Seller or Parent, threatened against any Seller, any Seller's business or any property or rights of any Seller or, if related in any respect to the Business or the ability of Parent to perform under this Agreement, Parent, at law or in equity, before or by any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (collectively, "Agencies"), (ii) all


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          pending and prior fraud or other investigations, actions, suits, proceedings, settlements, claims or grievances against each of the Sellers and Parent and their respective officers, directors and other employees, or, to the knowledge of any Seller or Parent, threatened against any Seller or Parent, by the Health Care Financing Administration ("HCFA"), the Office of Inspector General, the Department of Justice or the Medicaid agency for any states in which the Seller and/or Parent has conducted any business; and (iii) all worker's compensation claims outstanding against any Seller. None of the actions, suits, proceedings, investigations or claims listed on
          Schedule 7(j)(i) or Schedule 7(j)(ii) would reasonably be anticipated to have a Material Adverse Effect (defined below). Neither Seller nor Parent has any knowledge of any acts or omissions that could form the basis of a lawsuit against any Seller or Parent which, if determined adversely to any such Seller or Parent, would reasonably be expected to have a Material Adverse Effect. Neither Seller nor Parent is subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to the Business, their respective operations and assets (including, without limitation, the Purchased Assets) or employees, nor is any Seller or Parent in default with respect to any order, writ, injunction or decree of any court or Agency with respect to any Seller's assets (including, without limitation, the Purchased Assets), Parent's assets (if it would reasonably be expected to have a Material Adverse Effect), the Business and their respective operations or employees. For purposes of this Agreement, the term "Material Adverse Effect" shall mean a material adverse effect, individually or in the aggregate, on the assets, liability, financial condition or results of operations of any Seller or the ability of any Seller or Parent to consummate the transactions contemplated by this Agreement.

          (k) EMPLOYEES.

               (i) Schedule 7(k)(i) and Schedule 7(k)(ii) attached hereto and incorporated herein sets forth the name of each of Seller's current Employees.

               (ii) None of the Sellers is a party to, nor bound by, the terms of any collective bargaining agreement. No charges or proceedings before the National Labor Relations Board, or similar agency, exist, have been threatened or, to the knowledge of any Seller, are contemplated.

               (iii) Each of the Seller's relationship with its Employees (as a group, and without regard to any individual Employee) is good.

               (iv) No legal proceedings, charges, complaints, or similar actions exist under any federal, state or local laws affecting any employment relationship of any Seller, and neither any Seller nor Parent have any knowledge of any acts or omissions that could form the basis for such legal proceedings, charges,


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          complaints, or similar actions, including, but not limited to: (A)
          anti-discrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like); (B) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions; (C) state laws with respect to tortuous employment conduct, such as slander, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium; or (D) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; and no proceedings, charges, or complaints are threatened or, to the knowledge of Seller, contemplated under any such laws or regulations. Neither Seller is subject to any settlement or consent decree with any present or former Employee, Employee representative or any court, government or Agency relating to claims of discrimination or other claims in respect to employment practices and policies; no court, government or Agency has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of any Seller.

               (v) Except as otherwise set forth on Schedule 7(k)(i) and
          Schedule 7(k)(ii), each of the current Employees of the Sellers is employed at will.

               (vi) The Sellers have informed Employees in writing of all benefits to which they are or were entitled prior to the Effective Date. The Sellers do not pay their respective Employees for accrued vacation or sick time, except through their respective paid time off plan.

          (l) EMPLOYEE BENEFIT PLANS AND BENEFIT ARRANGEMENTS.

               (i) The term "Employees" shall mean all current employees (including those on layoff, disability, or leave of absence, whether paid or unpaid), former employees and retired employees of any Seller and the term "Employee" shall mean any of the Employees.

               (ii) The term "Benefit Plans" shall mean each and all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by any Seller or Parent or any other employer that is, or was at any time after September 2, 1984, together with any Seller, treated as a "single employer" under Section 414(b), 414(c) 414 (m) or 414(o) of the Code (an "ERISA Affiliate"), or in which any Seller or an ERISA Affiliate participates or participated and which provides benefits to Employees or their spouses or covered dependents, including (A) any such plans that are "employee welfare benefit plans" as defined in Section




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          3(1) of ERISA and (B) any such plans that are "employee pension benefit plans" as defined in Section 3(2) of ERISA.

               (iii) The term "Benefit Arrangements" shall mean each and all foreign and domestic pension, supplemental pension, accidental death and dismemberment, life and health insurance and benefits (including medical, dental, vision and hospitalization), savings, bonus, deferred compensation, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, short and long-term disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit and other employee benefit arrangements, plans, employment agreements, consulting agreements or severance agreements, policies or practices of any Seller or any ERISA Affiliate providing employee or executive compensation or benefits to Employees, other than the Benefit Plans.

               (iv) Schedule 7(l)(i) and Schedule 7(l)(ii) to this Agreement contains a list of all written and unwritten Benefit Plans and Benefit Arrangements. True and complete copies of each such listed written Benefit Plan and Benefit Arrangement and written descriptions of each such listed unwritten Benefit Plan and Benefit Arrangement have previously been delivered to Buyer. Each Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), is and always has been qualified under Section 401(a) of the Code ("Qualified Plans"). All Qualified Plans have been amended to comply with the Code and any subsequent changes in the law that require amendments of such Qualified Plans. Each Qualified Plan is in receipt of a favorable determination letter issued by the Internal Revenue Service, and each such letter has not been revoked nor, to the knowledge of any Seller and Parent, threatened to be revoked. Each Benefit Plan and Benefit Arrangement has been administered in all material respects in compliance with all applicable laws and in accordance with the terms of the Benefit Plan and Benefit Arrangement. No "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Benefit Plan which would result directly or indirectly in any material liability to any Seller.

               (v) No Benefit Plan which is subject to Part 3 of Title I of ERISA or Section 412 of the Code has an accumulated funding deficiency within the meaning of such provisions, except as set forth in Schedule 7(l)(i) and Schedule 7(l)(ii) to this Agreement.

               (vi) Neither any Seller nor any ERISA Affiliate has ever participated in nor had an obligation to contributed to any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA).


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               (vii) Except as noted in Schedule 7(l)(i) and Schedule 7(1)(ii)
          to this Agreement, there are no pending investigations by any governmental agency involving the Benefit Plans or Benefit Arrangements, no termination proceedings involving the Benefit Plans or Benefit Arrangements, and no pending, threatened or, to the knowledge of any Seller, contemplated claims (except for claims for benefits payable in the normal operation of the Benefit Plans and Benefit Arrangements), suits or proceedings against any Benefit Plan or Benefit Arrangement or asserting rights or claims to benefits under any Benefit Plan or Benefit Arrangement.

               (viii) Neither any Seller nor any ERISA Affiliate has incurred or is reasonably likely to incur any liability with respect to any plan or arrangement that would be included within the definition of Benefit Plan or Benefit Arrangement hereunder but for the fact that such plan or arrangement was terminated before the date of this Agreement.

          (m) INSURANCE. Schedule 7(m)(i) and Schedule 7(m)(ii) contains a list of the policies and contracts for fire, casualty, liability and other forms of insurance maintained by, or for the benefit of, each Seller. No Seller has received any notice of cancellation or non-renewal, in each case which has not been cured, or of significant premium increases with respect to any such policy. Except as disclosed on Schedule 7(m)(i) and Schedule 7(m)(ii), no pending claims made by or on behalf of any Seller under such policies have been denied or are being defended against third parties by an insurer of any Seller. Nothing contained in this Section 7(m) shall be interpreted to imply that Buyer is assuming the policies referenced herein.

          (n) INTERESTS IN CUSTOMERS, SUPPLIERS, ETC. Neither Parent nor any person who is a director or officer of either Seller or Parent or a shareholder of more than 10% of the shares of capital stock of Parent is an officer, director or affiliate of any corporation, firm, association or business organization which is a supplier, customer or competitor of either of the Sellers.

          (o) NO ILLEGAL PAYMENTS, ETC. Neither Seller nor Parent nor anyone acting on behalf of Seller or Parent has (i) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is, or may be in a position to help or hinder either Seller (or assist either Seller in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office
     (A) which might subject any of the Sellers to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (B) the non-continuation of which has had or might have, individually or in the aggregate, a Material Adverse Effect, or (ii) established or maintained any unrecorded




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     fund or asset or made any false entries on any books or records for purposes of disguising such a benefit.

          (p) CONTRACTS AND LEASES. Each of the Contracts and Leases is in full force and effect as of the Closing, and there are no existing defaults or breaches under any of the Contracts or Leases, and no event or condition exists which, with the passage of time and/or with or without the giving of notice, could constitute a default or a breach under any of the Contracts or Leases. None of the Contracts or Leases will be terminated or breached as a result of the transactions contemplated herein.

          (q) FINANCIAL STATEMENTS. The respective financial statements of the Sellers attached to Schedule 7(q)(i) and Schedule 7(q)(ii) hereto are true, correct and complete, and fairly present the financial condition of the respective Sellers during the periods covered, and were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (collectively, the "Financial Statements"). Since the date of the most recent Financial Statements, there has not been any transactions by either Seller outside the ordinary course of each such Seller's Business. As of the Closing, the financial condition of each Seller is no worse than that disclosed in the Financial Statements of the respective Seller.

          (r) COMPLIANCE WITH LAWS. To Seller's best knowledge, each of the Sellers is in compliance with all laws applicable to each such Seller (including, without limitation, all health care related laws, rules, regulations or orders), and Seller has not received any information that it is not in compliance.

          (s) COMPLIANCE WITH MEDICARE/MEDICAID PROGRAMS. Except as otherwise noted on Schedule 7(s) attached hereto, each of the Sellers and the Parent are qualified for participation in the Medicare and Medicaid reimbursement programs and is a party to provider agreements for such programs which are in full force and effect with no events of default having occurred thereunder. Neither the Sellers, nor the Parent has been convicted of, or pled guilty or nolo contendere to, patient abuse or neglect, or any other Medicare or Medicaid program-related offense. Neither the Sellers nor the Parent has (I) committed any offense which may serve as the basis for suspension or exclusion from the Medicare and Medicare programs, including, but not limited to, defrauding a government program, loss of a license to provide health care services, and failure to provide quality care, or (ii) engaged in any prohibited reassignment of Medicare or Medicaid program accounts receivable. Neither of the Sellers nor the Parent has been or is excluded from participation in the Medicaid or Medicare programs.

          (t) FILING OF THIRD PARTY PAYOR CLAIMS. Each of the Sellers and the Parent have timely filed all claims or other reports required to be filed prior to the Closing Date with respect to the purchase of services by third-party payors ("Payors"), including, but not limited to, the Medicare and Medicaid reimbursement programs, except where the


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     failure to file would not, individually or in the aggregate, result in a
     Material Adverse Effect. All such claims or reports ("Third-Party Payor Claims") are complete and accurate in all material respects, except where the incompleteness or inaccuracy of such reports in the aggregate would not have a Material Adverse Effect on the condition (financial or otherwise) of either of the Sellers or the Parent. Except as otherwise noted on Schedule 7(f) attached hereto, there are not pending any appeals, overpayment determinations, adjustments, challenges, audits, litigation or notices of intent to reopen Medicare and/or Medicaid claims, determinations or other reports required to be filed by either of the Sellers or the Parent in order to be paid by a Payor for services rendered.

          (u) FRAUD AND ABUSE. Neither the Sellers, the Parent nor any persons and/or entities providing professional services therefor have engaged in any activities which are prohibited under Sec. 1320a-7b of Title 42 of the United States Code, or the regulations promulgated thereunder, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including, but not limited to, the following:

               (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

               (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

               (iii) failure to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another with intent to fraudulently secured such benefit or payment; and

               (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by the Medicare or Medicaid reimbursement programs, or (:B) in return for purchasing, leasing or ordering or arranging for or recommending, purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by the Medicare or Medicaid reimbursement programs.

          (v) COMPLIANCE WITH STARK I AND II. Neither Sellers, nor the Parent, nor any person proving professional services has engaged in any activities which are prohibited under Section 1395nn of Title 42 of the United States Code (subject to the exceptions set forth therein), including the referring of a patient for "designated health services" (as defined by 42 U.S.C.
     Section 1395nn) to or providing designated health services to a



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     patient upon a referral from an entity or person which the Sellers and/or the Parent (or an immediate family member thereof) has a financial relationship and to which no exception under said section applies.

          (w) FINANCING STATEMENTS. Each of Sellers and Park agree and acknowledge that the security interest granted by Parent and/or AASI in favor of US Bank Trust, bearing UCC No. 98-746431 (reflecting the assignment from DVI Capital Company of UCC No. 98-104340) is a security interest in telephone equipment leased by AASI, but which assets are not included within the definition of Purchased Assets and which lease is not included within the definition of Lease, nor will the security interest affect the Purchased Assets.

          (x) ACCURACY OF DOCUMENTS, REPRESENTATIONS AND WARRANTIES. The copies of all documents furnished to Buyer or its representatives by or on behalf of the Sellers or their respective representatives are true, correct and complete. No representation or warranty of any Seller contained in this Agreement or any of the Operative Documents, delivered by or on behalf of any Seller or its representatives pursuant to or in connection with this Agreement or any other document or instrument executed by any such Seller in connection herewith or therewith, or any of the transactions contemplated hereby or thereby, contains any untrue statement of a material fact, or omits to state any material fact required to be stated herein or therein in order to make the statements contained herein or therein not misleading.

8. REPRESENTATIONS OF PARENT. Parent represents and warrants to Buyer that the following were true, complete and correct as of the Effective Date of this Agreement and are true, complete and correct as of the Execution Date and Closing Date of this Agreement:

          (a) OWNERSHIP. Parent is the sole shareholder of AASI and, as a result of Parent's ownership in AASI, is the indirect sole shareholder of PRN. Parent has good and marketable title to and rightful possession of all of the shares of the capital stock of AASI and indirectly, PRN, in each case free and clear of any and all liens, claims, charges, encumbrances and security interests of any nature or type whatsoever, except as specifically described in Schedule 8(a) and Schedule 7(b)(iii) attached hereto and incorporated herein for all purposes.

          (b) ENFORCEABILITY AND CAPACITY. This Agreement and all other documents and instruments executed and delivered by Parent in connection with this Agreement constitute the legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms. Parent has the full power, capacity and authority (legal and corporate) to execute and deliver this Agreement and all such other agreements, documents and instruments to be executed and delivered by Parent pursuant hereto and to perform its obligations hereunder and thereunder. All required approvals of the Board of Directors of Parent have been duly and properly obtained. No other



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     corporate action on the part of Parent is necessary to authorize the transactions contemplated hereby.

          (c) COMPLIANCE WITH LAWS. Parent is in compliance with all laws applicable to Parent (including, without limitation, all health care related laws, rules, regulations or orders).

          (d) ACCURACY OF DOCUMENTS, REPRESENTATIONS AND WARRANTIES. The copies of all documents furnished to Buyer or its representatives by or on behalf of Parent, or its respective representatives, are true, correct and complete. No representation or warranty of Parent contained in this Agreement or any of the Operative Documents, delivered by or on behalf of Parent, or its respective representatives, pursuant to or in connection with this Agreement or any other document or instrument executed by Parent in connection herewith or therewith, or any of the transactions contemplated hereby or thereby, contains any untrue statement of a material fact, or omits to state any material fact required to be stated herein or therein in order to make the statements contained herein or therein not misleading.

9. COVENANTS.

          (a) COVENANT NOT TO COMPETE AND NON-SOLICITATION. In consideration of the execution and delivery of this Agreement by Buyer, and in consideration of, among other things, the delivery by Buyer of the Purchase Price to the Sellers, and as additional consideration therefor, each of the Sellers and Parent agree that during the Restricted Period (as defined below), neither of the Sellers, nor Parent, nor any entity or person controlled by either of the Sellers or Parent will, directly or indirectly (including, but not limited to, as a partner, shareholder, director, officer or employee of, or lender or consultant to, any other person or entity, or in any other capacity), unless first authorized in writing by Buyer, which authorization may be withheld in the sole and absolute discretion of Buyer:

               (i) within, into or from the Restricted Territory (as defined below) engage or cause others to engage in the Business, or any aspect thereof in competition with Buyer, its subsidiaries or affiliates,

               (ii) solicit in respect of the Business, any person or entity that is or was within the twelve (12) months preceding the date of this Agreement a customer, supplier and/or patient of Sellers and/or Parent,

               (iii) solicit in respect of the Business, any person or other entity that becomes a customer, supplier, and/or patient of Buyer or any of its affiliates during the Restricted Period, or



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               (iv) solicit, take away, hire, employ or endeavor to solicit, employ or hire any person who is an employee of Buyer, any affiliate of Buyer or the Business.

     For purposes of this Agreement, the term "Restricted Period" shall mean the period ending three (3) years from the date hereof. For purposes of this Agreement, the term "Restricted Territory" shall mean the State of Texas and the State of Florida. If either of the Sellers or Parent violates any obligation under this Section 9(a), then the Restricted Period hereunder shall be extended by the period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

          (b) RIGHT OF FIRST REFUSAL. Notwithstanding the foregoing, in the event any of the Sellers or Parent become involved in the negotiations with, or begin to negotiate with, a third party to purchase the assets and/or stock of such third party that includes products, assets and/or services similar in nature to those included within the definition of Business contained herein, then the Sellers and/or Parent, as applicable, shall give Buyer notice of such negotiations within five (5) days of the commencement date of such negotiations and give Buyer or, in Buyer's sole discretion, an affiliate of Buyer the ability to participate in such negotiations and/or transaction, with respect to those products, assets and/or services similar in nature to the Business and/or the Purchased Assets. If Buyer or such affiliate elects to participate in the negotiations and/or transactions, it shall notify the Sellers and/or Parent of such fact in writing, and Buyer and/or its affiliate, on the one hand, and the Sellers and/or Parent, on the other hand, shall proceed in good faith with such negotiations and/or transactions. In the event that Buyer elects not to participate or elects to participate, but fails to reach an agreement with the proposed seller of such products, assets and/or services, then the Sellers and/or Parent can enter into such transaction with the proposed seller without being in violation of Section 9(a)(i) of this Agreement.

          (c) CONFIDENTIALITY. From and after the Closing Date, neither of the Sellers nor Parent shall, without the prior written consent of Buyer, which consent may be given or withheld in the sole discretion of Buyer, communicate or divulge to, or use for the benefit of, any person, firm, or corporation other than Buyer and/or its affiliates any Confidential Information (defined below) of each of the Sellers or related to or included within the meaning of the Purchased Assets or the Business of each of the Sellers. The term "Confidential Information" shall mean all of the confidential and proprietary information of each of the Sellers or related to or included within the meaning of the Business or related to each of the Seller's customers and/or patients, existing as of the date hereof or created in the future, including, but not limited to, all information relating to the financial condition, results of operations, business, properties, assets, liabilities or future prospects of each of the Sellers and/or their respective Businesses or any customer, supplier or patient of each of the Sellers and the Business, including, but not limited to, special arrangements regarding pricing of products or services, including pricing by


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     customer and price protection agreements, each of the Seller's and the
     Business' major customers and/or patients, customer and/or patient lists, sales and profit information for the Business with respect to each service within the service lines, any trade secrets, including, but not limited to, information concerning products, developments, new product plans, inventions, discoveries, ideas, designs, computer programs, methods, research, procurement and sales activities and procedures, promotion and pricing techniques and credit and financial data concerning customers and/or patients of each of the Sellers' or the Business, as well as information relating to the management, operation or planning of each of the Seller's Business, and technical proprietary information and any other intangible assets, whether communicated orally, electronically, in writing or in any other tangible media. This Section 9(c) shall not apply to information that (i) is, was, or becomes generally known or available to the public or the industry other than as a result of a disclosure in violation of this Agreement, (ii) is independently developed by the Seller or the Parent after the date hereof, as shown by credible evidence, (iii) is required to be disclosed by law; or (iv) entered the public domain subsequent to the time it was communicated to the Sellers and/or Parent by Buyer through no fault of the Sellers or Parent. Each of the Sellers and Parent shall advise Buyer of any request, including a subpoena or similar legal inquiry, to disclose by law any such confidential information prior to disclosing such information, such that Buyer can seek appropriate legal relief.

          (d) NON-INTERFERENCE; NON-DISPARAGEMENT. Each of the Sellers and Parent agree that they will not, at any time, directly or indirectly, together or separately, take any action that interferes with any relationship between the Sellers or their respective Business and any other person or entity. Each of the Sellers and Parent agree that they will not, at any time, directly or indirectly, together or separately, do anything that might result in the disparagement to the name of each of the Sellers or the Business or Buyer or the name or reputation of the products and services sold, distributed and/or provided by the Business or Buyer.

          (e) REASONABLENESS AND REMEDIES. Each of the Sellers and Parent specifically acknowledge that (i) Buyer, in its own capacity or through one or more of its affiliates, currently operates, or will operate following the date hereof, in the Restricted Territory; (ii) Buyer, in its own capacity or through one or more of its affiliates, plans to further expand their operations in the Business within and throughout the Restricted Territory; (iii) the geographic regions contained in Section 9(a) hereof, and the length of time restrictions contained in Section 9(a) hereof are each necessary and reasonable and were negotiated between the Sellers, Parent and Buyer; and (iv) the provisions of Sections 9(a), 9(b), 9(c) and 9(d) are integral to the transactions contemplated by this Agreement, and Buyer would not consummate such transactions without such provisions. Each of the Sellers and Parent hereby acknowledge and agree that the restrictions set forth in this Agreement are reasonable and necessary, and that any violation thereof would result in substantial and irreparable injury to Buyer and its affiliates, and neither Buyer nor its affiliates will have an adequate remedy at law with respect to any such



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     violation. Accordingly, each of the Sellers and Parent agree that, in the event of any actual or threatened violation thereof, Buyer and each of its affiliates shall have the right and privilege to obtain, without the necessity of posting bond therefor or demonstrating irreparable injury, and in addition to any other remedies that may be available, equitable relief, including temporary and permanent injunctive relief, to cease or prevent any actual or threatened violation of any provision hereof. Further, in the event of a breach by either of the Sellers or Parent of any of the provisions of this Agreement, Buyer and each of its affiliates shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or other benefits that either of the Sellers, Parent or any of them, directly or indirectly, have realized and/or may realize as a result of, arising out of or in connection with any such breach.

          (f) PAYMENT OF CREDITORS. Within ninety (90) days of the Closing Date, each of the Sellers shall pay off entirely all of their respective creditors, except with respect to the Assumed Liabilities. In the event Buyer receives notice from any of Sellers' creditors that any debt not an Assumed Liability has not been paid off subsequent to the ninety (90) day period stated herein, Purchaser will notify the appropriate Seller and the Parent in writing, with sufficient detail as to the name of the Creditor and the amount due, and Seller and/or Parent will pay said creditor any amounts properly due and owing with five (5) business days of its receipt of said notice. Notwithstanding anything to the contrary contained herein, the Liability owing to Paragon Scientific Corporation shall not be subject to the payment terms contained herein, provided that the Sellers are actively pursuing a settlement with Paragon Scientific Corporation.

          (g) USE OF NAME. On the Closing Date, each of the Sellers and Parent shall execute such documents and resolutions as are necessary to change each of the Seller's respective names to names which are not deceptively similar to any names used by the Sellers prior to the Closing Date (excluding the name "Amedisys," which Parent shall retain for all purposes) and, within ninety (90) days thereafter, each of the Sellers shall deliver to Buyer a copy of the amendment to each of the Seller's Articles of Incorporation reflecting each such change of name and certified by the Secretary of the State of the State of Texas and/or the State of Louisiana, as the case may be. Further, each of the Sellers shall, within five (5) days following the Closing, execute and file with the Secretary of State of the State of Texas and/or Louisiana and/or such other appropriate authorities, such documents and/or instruments necessary to abandon PRN's use of the assumed name "Amedisys Alternative-Site Infusion Therapy." Each of the Sellers and Parent further agree not to operate any future or present business activity under the assumed names "Home IV Therapy," and "Amedisys Alternative-Site Infusion Therapy." Notwithstanding the foregoing, Seller and/or Parent shall have the ability to use the names of their entities for a period of ninety (90) days after Closing solely for purposes of collecting any moneys owed to either of the Sellers or Parent as a result of transactions incurred prior to and related solely to the period prior to the Closing Date.


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          (h) INSPECTION OF RECORDS. Each of the Sellers and Parent shall make it books and records applicable to its day-to-day operations (including work papers in the possession of their accountants), and with respect to Parent, only those books and records relating to the Business or the Purchased Assets available for inspection by Buyer, or by Buyer's authorized representatives, for reasonable business purposes at all reasonable times during normal business hours, for a period of five (5) years after the Closing. As used in this Section 11(h), the right of inspection shall include the right to make extracts or copies at Buyer's expense.

          (i) ADDITIONAL COVENANTS REGARDING CLOSING. With respect to the period from the Effective Date through and continuing until the Closing Date, each of the Sellers and the Parent represents and warrants that, except to the extent that Buyer has consented in writing prior to the Closing Date:

               (i) Ordinary Course. Each of the Sellers have carried on their respective Business in the usual, regular and ordinary course consistent with past practice and used their best efforts to preserve intact their present business organizations, and kept available, consistent with past practice, the services of the Employees and preserved the relationships with customers, suppliers and others having business dealings with the Business, it being understood, however, that the failure or refusal of any Employee to remain an employee of any of the Sellers during such period shall not constitute a breach of this representation and warranty covenant. Without limiting the generality of the foregoing, the Sellers and Parent have not permitted the Business to incur any indebtedness for borrowed money that would constitute an Assumed Liability.

               (ii) Changes to Benefit Plans. Each of the Sellers have not (aa) entered into, adopted, amended (except as may be required by law) or terminated any Benefit Plan and Benefit Agreement or any agreement, arrangement, plan or policy between any of the Sellers and one or more of their respective Employees, or (bb) except for normal increases in the ordinary course of business consistent with past practice, increased in any manner the compensation or fringe benefits of any Employee or paid any benefit to any Employee or required by any plan or arrangement in effect as of the Effective Date or entered into any contract, agreement, commitment or arrangement to do any of the foregoing.

               (iii) Sale of Purchased Assets. Each of the Sellers have not sold, leased exchanged, mortgaged, pledged, transferred or otherwise disposed of, or, agreed to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of the Purchased Assets, except in each case for dispositions of inventory in the ordinary course of business and consistent with past practice.


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10. SURVIVAL. The representations, warranties, covenants and indemnifications set forth herein shall survive the execution and delivery of this Agreement and all of the agreements contemplated by this Agreement. The representations, warranties, covenants and indemnifications contained herein shall not be affected by any investigation, verification, approval or subsequent notice made by or on behalf of any party hereto. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.

11. INDEMNIFICATION BY SELLERS AND PARENT; OFFSET; THIRD-PARTY CLAIMS.

          (a) INDEMNIFICATION BY SELLERS AND PARENT. Each of the Sellers and Parent, jointly and severally, covenant and agree to defend, indemnify and hold harmless Buyer, any parent, subsidiary or affiliate of Buyer, and their respective officers, directors, stockholders, partners, employees, agents, representatives, successors and assignees (collectively, the "Buyer Indemnified Group"), from and against any and all damages (including any penalty or punitive damages), losses, liabilities, fines, penalties, claims, actions, proceedings, obligations, amounts paid in settlement, costs and expenses (including, but not limited to, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claim covered by this indemnity, but excluding any Assumed Liability) (collectively, the "Buyer Losses"), as and when incurred or suffered by any member of Buyer Indemnified Group, by reason of, with respect to or arising out of the following:

          (i) any breach of, or any inaccuracy in, any representation or warranty of any Seller, Parent and/or any of the Named Individuals contained herein or in any document or instrument executed and delivered pursuant hereto or thereto, including any Operative Document (including, without limitation, the Non-Competition, Non-Solicitation and Confidentiality Agreements);

          (ii) the non-performance of any covenant or obligation to be performed by any Seller, Parent and/or any of the Named Individuals contained herein or in any document or instrument executed and delivered pursuant hereto or thereto, including any Operative Document (including, without limitation, the Non-Competition, Non-Solicitation and Confidentiality Agreements);

          (iii) any Liability of any Seller of any nature, presently existing or arising out of any state of facts existing on or prior to the Closing Date, or arising after the Closing Date in connection herewith or arising out of the conduct of the Business or any use or ownership of any of the Purchased Assets on or prior to the Closing Date;

          (iv) any Liability of any nature, presently existing or arising out of any pending or threatened litigation, claims, investigations, inquiries, regulatory audits or assessments, HCFA investigations or inquiries, or similar proceedings against


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          any Seller, Parent and/or their respective directors, officers, shareholders, employees, agents or representatives, as well as any future litigation, claims, investigations, inquiries, regulatory audits or assessments, or other similar proceedings against any Seller, Parent and/or their respective directors, officers, shareholders, employees, agents or representatives;

          (v) any Liability arising from any employment relationship or for any salary or other compensation or benefits attributable to service or employment with any Seller or Parent or any of their respective affiliates (including any employee benefit plan, all Liabilities under the Occupational Safety and Health Act ("OSHA"), any Liabilities under ERISA or the Code, and any Liabilities to any governmental body or authority or related to any failure to comply with applicable law, regulations, etc. in each case arising from facts or circumstances existing on or prior to the Closing Date;

          (vi) any Excluded Liability, including, without limitation, any Tax Liabilities;

          (vii) the Excluded Assets;

          (viii) any demand, inquiry, investigation, proceeding, action or cause of action, environmental assessment and/or remediation expenses that any member of Buyer Indemnified Group may suffer or incur by reason of:

                    (A) any generation, transportation, storage, treatment or
               disposal of industrial, toxic or hazardous substances or solid or hazardous wastes by, for the account, or for the benefit of any Seller or Parent, occurring on or prior to the Closing Date, including, but not limited to, any waste or other disposal activities or discharges that occurred at a facility on which any portion of any Seller's or Parent's or its or their respective predecessors' business was conducted, any waste or other disposal activities or discharges that occurred off of any such facility with regard to wastes and other substances generated at or on any such facility, and any waste or other disposal activities or discharges that occurred on real estate owned, leased or used by any Seller or Parent or its or their respective predecessors at any time whether or not any Seller or its or their respective predecessor owned or leased such real estate at the time such waste or other disposal activities or discharges were engaged in, and whether or not any such Seller or Parent performed such waste or other disposal activities or discharges;

                    (B) any spills, discharges, leaks, emissions, injections,
               escapes, dumpings, or any releases or threatened releases as defined now or in the future under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended or reauthorized from time to time,


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               or any other similar federal, state or local laws, statutes, rules or regulations occurring on or prior to the Closing Date, including, but not limited to, both those releases or incidents involving potential or actual environmental contamination which required notification or reporting to appropriate federal, state or local officials or agencies, or clean-up or remedial activities and those releases or incidents which occurred prior to the effective date of any requirements imposing such notification or reporting obligations or clean-up or remedial activities, but which would have been subject to such obligations if they had occurred subsequent to the effective date of such requirements;

                    (C) any discharges by, on behalf of, or for the benefit of any Seller or Parent, to surface waters or ground waters;

                    (D) any air emissions by, on behalf of, or for the benefit of any Seller or Parent;

                    (E) the exposure of and resulting consequences to any
               persons, including, but not limited to, employees of any Seller or Parent, to any mineral, chemical or industrial product, raw material intermediate, by-product or waste, or substance created, generated, processed, handled or originating at a facility at which any Seller or Parent (or any of its or their respective predecessors) conducted business prior to the Closing Date, or otherwise used by any Seller or Parent (or any of its or their respective predecessors) in the conduct of its business;

                    (F) any violations by any Seller or Parent of any federal, state or local (i) environmental laws, regulations, etc., or
               (ii) occupational or employee health and safety laws, regulations, etc.;

                    (G) any and all actions, failures to act and negligence by any Seller, Parent or anyone acting for, or on behalf of, any Seller or Parent in monitoring, maintaining and upkeep of on-site storage, treatment and disposal facilities;

                    (H) any use, removal, maintenance or monitoring of storage tanks by any Seller or Parent, or anyone acting for, or on behalf of, any Seller or Parent; or

                    (I) any violations, fees, obligations or failures by any
               Seller or Parent, or anyone acting for, or on behalf of, any Seller or Parent to comply with any and all environmental and operational permit requirements.


BILL OF SALE AND ASSET PURCHASE AGREEMENT (AMEDISYS, INC., PRN, INC.,
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

          (b) OFFSET. In addition to Buyer's other rights under this Agreement, or at law or in equity, Buyer shall be entitled to offset against any sums now or at any time hereafter due and owing to any Seller or Parent, any amounts due by either Seller or Parent to Buyer as a result of this Agreement or otherwise, whether arising out of an obligation for indemnification pursuant to this Section 11 or otherwise.

          (c) THIRD-PARTY CLAIMS. Promptly upon receipt of notice of any claim, demand or assessment or the commencement of any suit, action or proceeding with respect to which indemnity may be sought pursuant to this Section 11, Buyer or the appropriate member of Buyer Indemnified Group shall notify in writing, if possible, within sufficient time to respond to such claim or answer or otherwise plea in such action, the party(ies) from whom indemnification is sought (individually or collectively, as applicable, the "Seller Group-Indemnitor"). In case any claim, demand or assessment shall be asserted, or suit, action or proceeding is commenced against any member of Buyer Indemnified Group, the Seller Group-Indemnitor shall be entitled, at the Seller Group-Indemnitor's expense, to participate therein, and, to the extent that it or they may desire, to assume the defense, conduct or settlement thereof, at its or their own expense, with counsel satisfactory to Buyer (whose consent to the selection of counsel shall not be unreasonably withheld or delayed), provided that the Seller Group-Indemnitor confirms to Buyer and the member of Buyer Indemnified Group, within five (5) days of receiving notice from the member of Buyer Indemnified Group, that it is a claim to which the rights of indemnification apply with respect to the applicable member of Buyer Indemnified Group. The Seller Group-Indemnitor shall have the right to settle or compromise monetary claims; however, as to any other claim, the Seller Group-Indemnitor shall first obtain the prior written consent from the member of Buyer Indemnified Group, which consent shall be exercised in the member of Buyer Indemnified Group's sole discretion. After notice from the Seller Group-Indemnitor to Buyer and the appropriate member of Buyer Indemnified Group of the Seller Group-Indemnitor's intent to so assume the defense, conduct, settlement or compromise of such action, the Seller Group-Indemnitor shall not be liable to the member of Buyer Indemnified Group for any legal or other expenses (including, without limitation, settlement costs) subsequently incurred by the member of Buyer Indemnified Group in connection with the defense, conduct or settlement of such action by the member of Buyer Indemnified Group while the Seller Group-Indemnitor is diligently defending, conducting, settling or compromising such action. The Seller Group-Indemnitor shall keep Buyer and the applicable member of Buyer Indemnified Group apprised of the status of the suit, action or proceeding and shall make the Seller Group-Indemnitor's counsel available to Buyer and the member of Buyer Indemnified Group, at the Seller Group-Indemnitor's expense, upon the request of Buyer and/or the member of Buyer Indemnified Group. Buyer and Buyer Indemnified Group shall cooperate with the Seller Group-Indemnitor in connection with any such claim and shall make personnel, books and records and other information relevant to the claim available to the Seller Group-Indemnitor to the extent that such personnel, books and records and other information are in the possession and/or control of Buyer or the


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AND AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.) - PAGE 30
     member of Buyer Indemnified Group. If the Seller Group-Indemnitor decides not to participate or does not respond within five (5) days of receiving notice from the member of Buyer Indemnified Group, then the member of Buyer Indemnified Group shall be entitled, at the Seller Group-Indemnitor's expense, to defend, conduct, settle or compromise such matter with counsel selected by the member of Buyer Indemnified Group.

          (d) MANNER OF INDEMNIFICATION. All indemnification pursuant to this
     Section 11 shall be effected upon demand by Buyer or another appropriate member of Buyer Indemnified Group for payment by the Seller Group-Indemnitor to the appropriate member of Buyer Indemnified Group in the appropriate amount and by delivery of cash or a certified or cashier's check in such amount; and thereafter, to the extent that it is ultimately determined or agreed that a member of Buyer Indemnified Group is entitled to indemnification amounts under this Agreement, such amounts shall accrue interest at the rate equal to the lesser of twelve percent (12%) per annum or the maximum interest rate allowed by law, from the date of notice by the member of Buyer Indemnified Group to the Seller Group-Indemnitor of a claim pursuant to this Section 11.

12. INDEMNIFICATION BY BUYER.

          (a) INDEMNIFICATION BY BUYER. Buyer covenants and agrees to defend, indemnify and hold harmless Seller, any parent, subsidiary or affiliate of the Seller, and their respective officers, directors, stockholders, partners, employees, agents, representatives, successors and assignees, but excluding any party included within the Buyer Indemnified Group (collectively, the "Seller Indemnified Group"), from and against any and all damages (including any penalty or punitive damages), losses, fines, penalties, claims, actions, proceedings, obligations, amounts paid in settlement, costs and expenses (including, but not limited to, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claim covered by this indemnity) (collectively, the "Seller/Parent Losses"), as and when incurred or suffered by any member of the Seller Indemnified Group, relating to the Business and the Purchased Assets as the direct result of actions taken solely by Buyer after the Closing Date.

          (b) OFFSET. In addition to any Seller's and/or Parent's other rights under this Agreement, or at law or in equity, any Seller and/or Parent shall be entitled to offset against any sums, now or at any time hereafter due and owing to Buyer, the amount of any liabilities owing by Buyer to any Seller and/or Parent under this Agreement, whether arising out of an obligation for indemnification pursuant to this Section 12 or otherwise.

          (c) THIRD-PARTY CLAIMS. Promptly upon receipt of notice of any claim, demand or assessment or the commencement of any suit, action or proceeding with respect to which indemnity may be sought pursuant to this Section 12, any Seller or Parent or the appropriate member of the Seller Indemnified Group shall notify in writing, if possible, within sufficient time to respond to such claim or answer or otherwise plea in


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AND AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.) - PAGE 31
     such action, the party(ies) from whom indemnification is sought (individually or collectively, as applicable, the "Buyer Group-Indemnitor"). In case any claim, demand or assessment shall be asserted, or suit, action or proceeding is commenced against any member of the Seller Indemnified Group, the Buyer Group-Indemnitor shall be entitled, at the Buyer Group-Indemnitor's expense, to participate therein, and, to the extent that it or they may desire, to assume the defense, conduct or settlement thereof, at its or their own expense, with counsel satisfactory to any Seller and/or Parent (whose consent to the selection of counsel shall not be unreasonably withheld or delayed), provided that the Buyer Group-Indemnitor confirms to Seller and/or Parent, as applicable, and the member of the Seller Indemnified Group, within five
     (5) days of receiving notice from the member of the Seller Indemnified Group, that it is a claim to which the rights of indemnification apply with respect to the applicable member of the Seller Indemnified Group. The Buyer Group-Indemnitor shall have the right to settle or compromise monetary claims; however, as to any other claim, the Buyer Group-Indemnitor shall first obtain the prior written consent from the member of the Seller Indemnified Group, which consent shall be exercised in the member of the Seller Indemnified Group's sole discretion. After notice from the Buyer Group-Indemnitor to any Seller and/or Parent and the appropriate member of the Seller Indemnified Group of the Buyer Group-Indemnitor's intent to so assume the defense, conduct, settlement or compromise of such action, the Buyer Group-Indemnitor shall not be liable to the member of the Seller Indemnified Group for any legal or other expenses (including, without limitation, settlement costs) subsequently incurred by the member of the Seller Indemnified Group in connection with the defense, conduct or settlement of such action by the member of the Seller Indemnified Group while the Buyer Group-Indemnitor is diligently defending, conducting, settling or compromising such action. The Buyer Group-Indemnitor shall keep the Seller and/or Parent and the applicable member of the Seller Indemnified Group apprised of the status of the suit, action or proceeding and shall make the Buyer Group-Indemnitor's counsel available to the Seller and/or Parent and the member of the Seller Indemnified Group, at the Buyer Group-Indemnitor's expense, upon the request of the Seller and/or the member of the Seller Indemnified Group. Seller and the Seller Indemnified Group shall cooperate with the Buyer Group-Indemnitor in connection with any such claim and shall make personnel, books and records and other information relevant to the claim available to the Buyer Group-Indemnitor to the extent that such personnel, books and records and other information are in the possession and/or control of the Seller or the member of the Seller Indemnified Group. If the Buyer Group-Indemnitor decides not to participate or does not respond within five (5) days of receiving notice from the member of the Seller Indemnified Group, then the member of the Seller Indemnified Group shall be entitled, at the Buyer Group-Indemnitor's expense, to defend, conduct, settle or compromise such matter with counsel selected by the member of the Seller Indemnified Group.

          (d) MANNER OF INDEMNIFICATION. All indemnification hereunder shall be effected upon demand by the Seller or another appropriate member of the Seller



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

     Indemnified Group for payment by the Buyer Group-Indemnitor to the appropriate member of the Seller Indemnified Group in the appropriate amount and by delivery of cash or a certified or cashier's check in such amount; and thereafter, to the extent that it is ultimately determined or agreed that a member of the Seller Indemnified Group is entitled to indemnification amounts under this Agreement, such amounts shall accrue interest at the rate equal to the lesser of twelve percent (12%) per annum or the maximum interest rate allowed by law, from the date of notice by the member of the Seller Indemnified Group to the Buyer Group-Indemnitor of a claim pursuant to this Section 12.

     13. PARENT'S GUARANTEE OF OBLIGATIONS.

          (a) Parent hereby unconditionally guarantees the full, prompt and complete performance by each Seller of each and every obligation of each such Seller arising out of and/or pursuant to this Agreement and/or any of the Operative Documents.

          (b) Parent hereby expressly waives any right to require Buyer to:

               (i) proceed against any Seller; or

               (ii) pursue any other remedy in Buyer's power.

          (c) Parent also expressly waives any defense arising by reason of any disability or other defense of any Seller or by reason of the cessation of or from any cause whatsoever (other than full performance by any such Seller) of the liability of any such Seller for all or any part of the obligations hereunder. Each Seller waives due diligence, presentment, notice of default, demand for performance or payment, notice of non-performance, protest, notice of dishonor and notice of acceptance of the provisions of this Section 13, and all rights and privileges that Parent might otherwise have to require Buyer to pursue any other remedy available to it in any particular manner or order.

          (d) Parent agrees that the provisions of this Section 13 shall apply to and be binding upon Parent and Parent's successors, legal representatives and permitted assigns. The provisions of this Section 13 shall inure to the benefit of Buyer and its successors and assigns.

          (e) No delay or failure of Buyer, in exercising any right hereunder shall affect that right nor shall any single or partial exercise of any right hereunder preclude further exercise thereof.

14. BILL OF SALE; ASSUMPTION OF LIABILITIES. This Agreement is intended to also operate as a bill of sale and shall be evidence of the transfer of the Purchased Assets as provided for herein and the assumption by Buyer of the Assumed Liabilities, and such transfer and assumption is made based in substantial part on the representations and warranties and obligations provided for herein.


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AND AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.) - PAGE 33

15. EXPENSES; BROKERS.

     (a) Each of the parties hereto shall pay its own legal, accounting and other expenses incurred in connection herewith and the transactions contemplated hereby.

     (b) Except for any payments and/or obligations owing to Dillon & Gage, Incorporated, by Buyer, each of the parties hereto represents and warrants that no finder, broker or other person is entitled to any commission, fee or other compensation in connection with any of the transactions contemplated by this Agreement.

16. SEVERABLE PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 16.

17. ENFORCEABILITY. In the event of a breach or threatened breach by any Seller or Parent of any representation, warranty or covenant herein, Buyer shall be entitled to obtain, without the necessity of posting any bond therefor, an order for specific performance requiring any Seller and/or Parent to fully, promptly and completely perform any of its and/or their respective obligations hereunder. The remedies provided in this Section 17 shall be in addition to and not in lieu of any other remedies of Buyer at law or in equity, which remedies shall be cumulative, including specifically the recovery of damages. Venue for any such action under this Section 17 shall be solely in the state or federal courts located in Dallas County, Texas.

18. ARBITRATION. Except to the extent permitted by Section 17, all disputes between the parties relating to this Agreement shall be resolved as follows:

          (a) If the parties are unable to resolve any controversy, dispute or claim arising out of, or relating to, this Agreement (any such controversy, claim or dispute, a "Dispute") on or before the 30th day following the receipt by the parties of written notice of such Dispute from the other party or parties (the "Initial Dispute Period") (which notice describes in reasonable detail the nature of the Dispute and the facts and circumstances relating thereto), any one or more of the parties may cause such Dispute to be settled by final and binding arbitration in Dallas, Texas, by filing a written demand for arbitration with the American Arbitration Association, with a copy to the other party or parties, by submitting such Dispute for arbitration within thirty (30) days following the


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

     expiration of the Initial Dispute Period. Except as herein stated, the arbitration will be conducted in accordance with the provisions of the Commercial Arbitration Rules of American Arbitration Association in effect at the time of filing of the demand for arbitration; provided that the parties agree that each party to the Dispute shall have discovery to the same extent as provided under the Federal Rules of Civil Procedure. The arbitrator or arbitrators shall be required to follow the applicable law as set forth in the governing law section of this Agreement.

          (b) Buyer, on the one hand, and the Sellers and/or Parent, on the other hand, will appoint, within fifteen (15) days after receipt of notice of arbitration from the noticing party, one person as its or their respective representative to hear and determine the Dispute. The two persons so chosen will select a third impartial arbitrator, and their majority decision will be final and conclusive upon the parties hereto. If either Buyer, on the one hand, or the Sellers and Parent, on the other hand, fails to designate its arbitrator within fifteen (15) days after the notice provided for herein, then the arbitrator designated by the one will act as the sole arbitrator and will be deemed to be the single, mutually approved arbitrator to resolve the controversy. In the event the parties are unable to agree upon a rate of compensation for the arbitrators, they will be compensated for their services at a rate to be determined by the American Arbitration Association.

          (c) This agreement to arbitrate shall be specifically enforceable against the parties by any court of competent jurisdiction, and may be challenged only upon the grounds provided in Section 10 to the United States Arbitration Act, 9 U.S.C. Sec. 10. Application may also be made to such court to confirm, modify or vacate any decision or award of the arbitrators, for an order of enforcement and for any other remedies, including equitable remedies, which may be necessary to effectuate such decision or award. All the parties hereto hereby consent to the jurisdiction of the arbitrators and of such court and waive any objection to the jurisdiction of such arbitrator and such court.

          (d) One or more of the parties to any arbitration proceeding commenced hereunder shall be entitled, as a part of the arbitration award, to petition the arbitrators to award the costs and expenses (including reasonable attorneys' fees and interest from the date due until paid at the maximum rate allowable by law on any award) of investigating, preparing and pursuing an arbitration claim as such costs and expenses are determined by the arbitrators.

          (e) Buyer, on the one hand, and the Sellers and Parent, on the other hand, shall each deposit one half of all estimated fees and expenses of the arbitration proceeding with the American Arbitration Association within fourteen (14) days after a Dispute has been submitted to arbitration.

          (f) THE ARBITRATOR OR ARBITRATORS SHALL BE EMPOWERED TO AWARD DAMAGES IN EXCESS OF COMPENSATORY DAMAGES (WHICH


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AND AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.) - PAGE 35

     COMPENSATORY DAMAGES INCLUDE REASONABLE ATTORNEYS FEES AND EXPERT WITNESS
     FEES)

          (g) The arbitrators will, upon the request of any party, issue a written opinion of their findings of fact and conclusions of law.

          (h) Upon receipt by the requesting party of said written opinion, said party will have the right within twenty (20) days thereof to file with the arbitrators a motion to reconsider, and the arbitrators thereupon will reconsider the issues raised by said motion and either confirm or change their majority decision which will then be final and conclusive upon both parties hereto. The costs of such a motion of reconsideration and written opinion of the arbitrators will be borne by the moving party.

     19. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS, REGARDLESS OF ANY CONFLICT OF LAW RULES TO THE CONTRARY. EXCEPT WITH RESPECT TO THE MATTERS SUBJECT TO ARBITRATION, EACH OF THE PARTIES HEREBY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH ACTION OR LEGAL PROCEEDING BY MEANS OF REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, IN CARE OF THE APPLICABLE ADDRESS SET FORTH IN SECTION 28 HEREOF.

     20. DEFINITION OF KNOWLEDGE. As used herein, "know" or "knowledge" shall mean such person's awareness or knowledge of facts or other information related to the matter or issue at hand to the extent that facts or circumstances exist that would cause a reasonable person to know of a condition or event, and with the further understanding that such person has made reasonable investigation to determine if such facts or circumstances exist.

     21. ENTIRE AGREEMENT. This Agreement and the exhibits and schedules attached hereto constitute the entire agreement among the parties with respect to the purchase and sale of the Purchased Assets and the other matters referenced herein. This Agreement, therefore, supersedes any and all prior agreements, arrangements, communications, and representations, whether oral or written, among the parties, or any of them, relating to the subject matters hereof, including the Letter of Intent between the parties dated June 29, 2000.

     22. CONSTRUCTION. The parties hereto acknowledge that each party was represented by legal counsel, or had the opportunity to obtain legal counsel, in connection with this Agreement and that each party and each party's counsel, as applicable, have reviewed and revised this Agreement, or have had an opportunity to do so, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement and the Operative Documents.

     23. FURTHER ASSURANCES. Each party hereto agrees to do all acts and things and to make, execute, and deliver such written instruments as shall from time to time be reasonably


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AND AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.) - PAGE 36
required to further evidence the sale and transfer of the Purchased Assets, and to carry out the terms and provisions of this Agreement.

     24. PRESS RELEASE OR PUBLIC STATEMENTS. Before either party shall execute or administer a press release or public announcement related to the consummation of the transaction contemplated by this Agreement, the parties shall cooperate with each other and shall furnish to the other party drafts of all documents or proposed oral statements to the other party for comment and shall not release any such information without the written consent of the other party. Nothing contained herein shall prevent either party from furnishing any information to any governmental authority if required to do so by law.

     25. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted assigns and successors. Notwithstanding any provision hereof, Buyer may assign all or part of its rights under this Agreement to any of Buyer's direct or indirect subsidiaries or affiliates or to a successor by merger, consolidation or other business combination, and such assignee of Buyer shall thereafter receive and enjoy all of the benefits of each Seller's and Parent's obligations hereunder with respect to the rights so assigned.

     26. AMENDMENT, MODIFICATION OR WAIVER. No amendment, modification or waiver of any condition, provision or term of this Agreement shall be valid or of any effect unless made in writing, signed by the party or parties to be bound and specifying with particularity the nature and extent of such amendment, modification or waiver.

     27. HEADINGS. Headings of the articles and sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

     28. NOTICES. Any notice or other communication required or permitted to be given to any party pursuant to this Agreement shall be in writing and shall be deemed to have been delivered: (a) if mailed, three (3) days after deposited in the United States mail, postage prepaid; (b) if telecopied, upon delivery; (c) if hand-delivered, upon delivery against receipt or upon refusal to accept the notice; or (d) if delivered by Federal Express or other similar courier, one
(1) day after deposited with such courier, postage prepaid, in each case, addressed to such party at the address set forth below:


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AND AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.) - PAGE 37

         (i)      If to PRN, AASI and/or Parent:

                  Amedisys, Inc.
                  11100 Mead Road
                  Baton Rouge, LA 70816
                  Attention: John Joffrion, Senior Vice President
                  Telephone: 225.292.2031
                  Facsimile: 225.295.9624

                           With a copy to:

                  Amedisys, Inc.
                  11100 Mead Road
                  Baton Rouge, LA 70816
                  Attention: Mike Lutgring, Esq.
                  Telephone: 225.292.2031
                  Facsimile: 225.292.8163


         (iv)     If to Buyer:

                  Park Pharmacy Corporation
                  10711 Preston Road, Suite 250
                  Dallas, TX 75230
                  Attn: Thomas R. Baker, President and Chief Executive
                        Officer
                  Telephone: 214.692.9921
                  Facsimile: 214.692.9924

                  With a copy to:

                  Bracewell & Patterson, LLP
                  500 N. Akard, Suite 4000
                  Dallas, TX 75201
                  Attention: Janice Z. Davis, Esq.
                  Telephone: 214-758-1088
                  Facsimile: 214-758-1010

                  or to such other place as the respective addressee may have designated in a written notice to the other party as provided in this Section. Notices may be given by each party's respective legal counsel.

29. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.


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AND AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.) - PAGE 38

30. EXECUTION BY FACSIMILE; DELIVERY OF ORIGINAL SIGNED AGREEMENT. This Agreement may be executed by facsimile, and shall be deemed effectively executed upon the receipt by Buyer, Sellers and Parent of the last page of this Agreement duly executed by the other parties hereto. Each party to this Agreement agrees to deliver four (4) original, inked and signed copies of this Agreement within four (4) days of faxing the executed last page hereof.

                            [SIGNATURE PAGE FOLLOWS]


BILL OF SALE AND ASSET PURCHASE AGREEMENT (AMEDISYS, INC., PRN, INC., AND AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.) - PAGE 39

         IN WITNESS WHEREOF, Buyer, Sellers and Parent have executed and delivered this Agreement as of the day and year first above written.

                                     BUYER:

                                     PARK INFUSION SERVICES, LP, a Texas
                                     limited partnership

                                     By: PARK OPERATING GP, LLC, a Texas
                                     limited liability company, its sole general
                                     partner

                                              By: /s/ THOMAS R. BAKER
                                                 -------------------------------
                                                      Thomas R. Baker, President

                                     SELLERS:

                                     AASI:

                                     AMEDISYS ALTERNATE-SITE INFUSION THERAPY
                                     SERVICES, INC., a Louisiana corporation


                                     By: /s/ MICHAEL D. LUTGRING
                                        ----------------------------------------
                                     Name:   Michael D. Lutgring
                                          --------------------------------------
                                     Its:    Secretary
                                          --------------------------------------

                                     PRN:

                                     PRN, INC., a Texas corporation


                                     By: /s/ MICHAEL D. LUTGRING
                                        ----------------------------------------
                                     Name:   Michael D. Lutgring
                                          --------------------------------------
                                     Its:    Secretary
                                          --------------------------------------


                                     PARENT:

                                     AMEDISYS, INC., a Delaware corporation


                                     By: /s/ MICHAEL D. LUTGRING
                                        ----------------------------------------
                                     Name:   Michael D. Lutgring
                                          --------------------------------------
                                     Its:    Secretary
                                          --------------------------------------




BILL OF SALE AND ASSET PURCHASE AGREEMENT (AMEDISYS, INC., PRN, INC., AND AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.) - PAGE 40

                                LIST OF EXHIBITS


Exhibit A         Form of opinion letter from counsel for PRN, AASI and Parent

Exhibit B         Employment Agreements (including Non-Competition,
                  Non-Solicitation and Confidentiality Agreements)

Exhibit C         Form of opinion letter from counsel for Buyer






BILL OF SALE AND ASSET PURCHASE AGREEMENT (AMEDISYS, INC., PRN, INC.,
AND AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC. - LIST OF EXHIBITS

                               LIST OF SCHEDULES


Schedule 1(a)(i)      -    Equipment of PRN
Schedule 1(a)(ii)     -    Equipment of AASI
Schedule 1(b)(i)      -    Inventory of PRN
Schedule 1(b)(ii)     -    Inventory of AASI
Schedule 1(c)(i)      -    Contracts of PRN
Schedule 1(c)(ii)     -    Contracts of AASI
Schedule 1(d)(i)           Intellectual Property and Intangible Assets of PRN
Schedule 1(d)(ii)          Intellectual Property and Intangible Assets of AASI
Schedule 1(e)(i)      -    Licenses, Permits and Approvals of PRN
Schedule 1(e)(ii)     -    Licenses, Permits and Approvals of AASI
Schedule 1(f)(i)      -    Leases of PRN
Schedule 1(f)(ii)     -    Leases of AASI
Schedule 1(g)(i)      -    Telephone and Facsimile Numbers of PRN
Schedule 1(g)(ii)     -    Telephone and Facsimile Numbers of AASI
Schedule 1(h)(i)      -    Customer and Suppliers List of PRN
Schedule 1(h)(ii)     -    Customer and Supplier List of AASI
Schedule 1(k)(i)      -    Deposits and Expenses of PRN
Schedule 1(k)(ii)     -    Deposits and Expenses of AASI
Schedule 2(g)(i)      -    Excluded Assets of PRN
Schedule 2(g)(ii)     -    Excluded Assets of AASI
Schedule 5(b)         -    Purchase Price Allocation
Schedule 7(b)(iii)    -    Liens Against Stock of PRN owned by AASI
Schedule 7(e)(i)      -    Locations of Equipment and Inventory of PRN
Schedule 7(e)(ii)     -    Locations of Equipment and Inventory of AASI
Schedule 7(g)(i)      -    Conflicts and/or Consents of PRN
Schedule 7(g)(ii)     -    Conflicts and/or Consents of AASI
Schedule 7(h)(i)      -    List of all of PRN's Creditors
Schedule 7(h)(ii)     -    List of all of AASI's Creditors
Schedule 7(j)(i)      -    Pending or Threatened Litigation of PRN
Schedule 7(j)(ii)     -    Pending or Threatened Litigation of AASI
Schedule 7(k)(i)      -    Employees of PRN
Schedule 7(k)(ii)     -    Employees of AASI
Schedule 7(l)(i)      -    Benefit Plans and Benefit Arrangements of PRN
Schedule 7(l)(ii)     -    Benefit Plans and Benefit Arrangements of AASI
Schedule 7(m)(i)      -    Insurance of PRN
Schedule 7(m)(ii)     -    Insurance of AASI
Schedule 7(q)(i)      -    Financial Statements of PRN
Schedule 7(q)(ii)     -    Financial Statements of AASI
Schedule 8(a)         -    Liens against Stock of AASI owned by Parent



BILL OF SALE AND ASSET PURCHASE AGREEMENT (AMEDISYS, INC., PRN, INC., AND AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.) - SCHEDULES